Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact: Phone: Fax:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1020 310-201-0498	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE	January 23, 2014

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE FOURTH QUARTER OF 2013 AND CALENDAR YEAR 2013

Fourth Quarter of 2013 Highlights

•                  Net Earnings of $3.1 Million or $0.06 Per Diluted Share

•                  Net Interest Margin at 5.41%

•                  Credit Loss Reserve at 1.73% of Total Loans and Leases

•                  Credit Loss Reserve at 145% of Nonaccrual Loans and Leases (excludes purchased credit impaired loans)

•                  Demand Deposits Reach 44% of Total Deposits

•                  Core Deposits Increase to 88% of Total Deposits

Calendar Year 2013 Highlights

•                  Net Earnings of $45.1 Million or $1.08 Per Diluted Share

•                  Return on Average Assets and Equity of 0.74% and 6.28%

•                  Core Deposit Growth of $727.8 Million, or 19%

•                  Loan Growth of $720.5 Million, or 20%

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the fourth quarter of 2013 of $3.1 million, or $0.06 per diluted share, compared to net earnings for the third quarter of 2013 of $24.2 million, or $0.53 per diluted share, and net earnings of $45.1 million for calendar year 2013, or $1.08 per diluted share, compared to $56.8 million, or $1.54 per diluted share, for calendar year 2012.  For the fourth quarter of 2013, net earnings include a $12.2 million, or $0.28 per diluted share, after-tax charge for accelerated restricted stock vesting and third quarter of 2013 net earnings include a $5.2 million, or $0.12 per diluted share, after-tax acquisition-related securities gain.

This press release contains certain non-GAAP financial disclosures for adjusted earnings from continuing operations before income taxes, adjusted efficiency ratio, adjusted allowance for credit losses to loans and leases, return on average tangible equity, and tangible common equity ratio.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  As analysts and investors view adjusted earnings from continuing operations before income taxes as an indicator of the Company’s ability to both generate earnings and absorb credit losses, we disclose this amount in addition to pre-tax earnings.  We disclose the adjusted efficiency ratio as it shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues.  As the allowance for credit losses takes into account credit deterioration on acquired loans and leases, which include an estimate of credit losses in their initial fair values, we disclose the adjusted allowance for credit losses to loans and leases in addition to the allowance for credit losses to loans and leases.  The adjusted allowance for credit losses to loans and leases excludes acquired loans and leases and the related allowance.  Given that the use of return on average tangible equity, tangible common equity amounts and ratios, and tangible book value per share is prevalent among banking regulators, investors and analysts, we disclose our return on average tangible equity in addition to return on average equity, our tangible common equity ratio in addition to the equity-to-assets ratio, and tangible book value per share in addition to book value per share.  Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  The operations of First California Financial Group, Inc. (“FCAL”), American Perspective Bank (“APB”), Celtic Capital Corporation (“Celtic”) and Pacific Western Equipment Finance (“EQF”) have been included since their respective acquisition dates of May 31, 2013, August 1, 2012, April 3, 2012, and January 3, 2012.

FOURTH QUARTER RESULTS

	Three Months Ended
	December 31,	September 30,
	2013	2013
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings from continuing operations	$3,447	$24,140
Net earnings	$3,109	$24,163
Diluted earnings per share from continuing operations	$0.07	$0.53
Diluted earnings per share	$0.06	$0.53
Adjusted earnings from continuing operations before income taxes (1)	$38,213	$38,056
Annualized return on average assets	0.19%	1.44%
Annualized return on average equity	1.51%	12.02%
Annualized return on average tangible equity (2)	2.11%	16.85%
Net interest margin	5.41%	5.46%
Efficiency ratio	85.5%	64.3%
Adjusted efficiency ratio (3)	56.7%	57.3%

At Quarter End:
Allowance for credit losses to loans and leases (excludes PCI loans) (4)	1.73%	1.72%
Allowance for credit losses to nonaccrual loans and leases (excludes PCI loans) (4)	145%	133%
Equity to assets ratios:
PacWest Bancorp Consolidated	12.38%	12.34%
Pacific Western Bank	13.97%	13.71%
Tangible common equity ratios:
PacWest Bancorp Consolidated	9.24%	9.12%
Pacific Western Bank	10.88%	10.54%

(1)  Represents pre-tax earnings from continuing operations excluding net credit costs, securities gains and losses, accelerated restricted stock expense, and acquisition and integration costs. See GAAP to Non-GAAP Reconciliation table.

(2)  Calculation reduces average equity by average intangible assets.  See GAAP to Non-GAAP Reconciliation table.

(3)  Excludes FDIC loss sharing expense, securities losses, accelerated restricted stock expense, OREO expenses, and acquisition and integration costs.  See GAAP to Non-GAAP Reconciliation table.

(4) PCI refers to purchased credit impaired loans, which includes acquired loans that are impaired on the purchase date.

The quarter-over-quarter decrease in net earnings of $21.1 million was due mostly to: (a) the $12.4 million ($12.2 million after tax) accelerated vesting of restricted stock, (b) the $6.2 million ($3.6 million after tax) increase in net credit costs (mostly due to higher FDIC loss sharing expense), (c) the $5.2 million non-taxable acquisition-related securities gain recorded in the third quarter but not repeated in the fourth quarter, and (d) the $1.0 million ($598,000 after tax) decrease in net interest income.  These items were offset by the decrease in acquisition and integration costs of $1.2 million ($524,000 after tax).

Matt Wagner, Chief Executive Officer, commented, “Although our fourth quarter earnings were negatively impacted by our decision to accelerate vesting of some restricted stock, that action saved the Company $21 million in compensation and tax expense that would have been recorded when we complete the merger with CapitalSource.  The real story is in our adjusted earnings, which totaled $38.2 million for the fourth quarter.  That level was achieved by improved credit quality, profitable loan originations and core deposits, and maintenance of our net interest margin.”

Mr. Wagner continued, “New loans and leases originated and purchased in the fourth quarter totaled $236 million, down slightly from the $241 million we posted in the third quarter.  The net paydowns of loans and leases in the fourth quarter included one lending relationship for $32 million, which paid off on the last day of the year.  Nevertheless, we see some economic improvement in our markets and expect new loan activity will increase.”

Mr. Wagner went on to comment on the pending CapitalSource merger, “The integration planning for our merger with CapitalSource continues to progress very well.  We received stockholder approval of the merger last week and expect to close in the first quarter of 2014, subject to receipt of final regulatory approval.  We all look forward to completing the merger so that we can begin to profitably grow the new organization.”

Vic Santoro, Chief Financial Officer, commented, “Our ‘core’ loan and lease yield of 6.64% and our all-in deposit cost of 0.11% are the main drivers of our superior net interest margin.  Our net interest margin has held above the 5.25% mark all year, hitting 5.41% in the fourth quarter.  When volatile items are excluded, our core NIM is 5.31%.”

Mr. Santoro continued, “We remain focused on controlling our expenses, with fourth quarter noninterest expense declining $1.2 million quarter-over-quarter when accelerated stock vesting, OREO, and acquisition and integration costs are excluded.  The level of our adjusted fourth quarter earnings continues to be strong, and we expect to generate solid core earnings in 2014 and beyond.”

YEAR TO DATE RESULTS

	Year Ended
	December 31,
	2013	2012
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings from continuing operations	$45,477	$56,801
Net earnings	$45,115	$56,801
Diluted earnings per share from continuing operations	$1.09	$1.54
Diluted earnings per share	$1.08	$1.54
Adjusted earnings from continuing operations before income taxes (1)	$131,392	$128,241
Annualized return on average assets	0.74%	1.04%
Annualized return on average equity	6.28%	10.01%
Annualized return on average tangible equity (2)	8.25%	11.76%
Net interest margin	5.37%	5.52%
Efficiency ratio	76.4%	72.4%
Adjusted efficiency ratio (3)	59.3%	57.6%

(1)  Represents pre-tax earnings from continuing operations excluding net credit costs, securities gains and losses, accelerated restricted stock expense, acquisition and integration costs, and debt termination expense.  See GAAP to Non-GAAP Reconciliation table.

(2)  Calculation reduces average equity by average intangible assets.  See GAAP to Non-GAAP Reconciliation table.

(3)  Excludes FDIC loss sharing expense, securities gains and losses, accelerated restricted stock expense, OREO expenses, acquisition and integration costs, and debt termination expense. See GAAP to Non-GAAP Reconciliation table.

Net earnings for the year ended December 31, 2013 were $45.1 million, a decrease of $11.7 million compared to last year.  The decline in profitability was due mainly to: (a) the $24.3 million ($14.7 million after tax) increase in acquisition and integration costs, (b) the $12.3 million ($7.1 million after tax) increase in net credit costs, (c) the $12.4 million ($12.2 million after tax) accelerated vesting of restricted stock, and (d) the $12.1 million ($7.0 million after tax) increase, mostly from acquisitions, in compensation expense.  These items were offset by: (a) the $22.6 million ($13.1 million after tax) decrease in debt termination expense and (b) the $21.2 million ($12.3 million after tax) increase in net interest income.

BALANCE SHEET CHANGES

Total assets decreased $83.5 million during the fourth quarter of 2013 to $6.5 billion due mainly to decreases in total loans and leases, securities available-for-sale, the FDIC loss sharing asset, Federal Home Loan Bank stock, and goodwill.  At December 31, 2013 gross loans and leases totaled $4.3 billion, a decrease of $71.0 million since September 30, 2013.  The gross non-covered loan and lease portfolio totaled $3.9 billion, a decrease of $8.5 million during the fourth quarter reflecting $244.9 million in net pay downs offset by $236.4 million in originations and purchases.  The covered loan portfolio totaled $448.4 million, down $62.5 million during the fourth quarter due to repayments and resolution activities.  Securities available-for-sale declined $17.4 million, including the sale of $10.0 million in collateralized loan obligation securities, which resulted in a net loss of $272,000.

The following table presents our loan portfolio activity for the fourth and third quarters of 2013:

		Originated
	September 30,	and	Net		December 31,
	2013	Purchased	Paydowns		2013
	(In thousands)
Non-covered loans, excluding
Asset Financing Segment	$3,405,699	$167,691	$(180,670	)(1)	$3,392,720
Asset Financing Segment	467,689	68,725	(64,217)		472,197
Total non-covered loans and leases	3,873,388	236,416	(244,887)		3,864,917
Covered loans	510,924	—	(62,506)		448,418
Total	$4,384,312	$236,416	$(307,393)		$4,313,335

		Originated
	June 30,	and	Net	September 30,
	2013	Purchased	Paydowns	2013
	(In thousands)
Non-covered loans, excluding
Asset Financing Segment	$3,369,045	$189,321	$(152,667)	$3,405,699
Asset Financing Segment	470,170	51,436	(53,917)	467,689
Total non-covered loans and leases	3,839,215	240,757	(206,584)	3,873,388
Covered loans	581,404	—	(70,480)	510,924
Total	$4,420,619	$240,757	$(277,064)	$4,384,312

(1) Includes two loans of a single lending relationship for $31.8 million that repaid on December 31, 2013.

Total liabilities decreased $76.3 million during the fourth quarter to $5.7 billion due to lower total deposits and liabilities of discontinued operations, offset by an increase in overnight FHLB advances.  The decrease in total deposits of $152.2 million was represented by decreases of $93.0 million and $59.2 million in core deposits and time deposits, respectively.  The decline in core deposits was attributable to decreases in our customers’ accounts due to year-end distributions and alternative investment opportunities; this decline was composed of decreases of $85.8 million and $10.2 million in money market deposits and noninterest-bearing demand deposits, respectively, offset by an increase of $2.7 million in interest checking deposits.  At December 31, 2013, core deposits totaled $4.6 billion, or 88% of total deposits, and noninterest-bearing demand deposits totaled $2.3 billion, or 44% of total deposits.

SECURITIES AVAILABLE-FOR-SALE

The following table presents the components, yields, and durations of our securities available-for-sale as of the date indicated:

	December 31, 2013
	Amortized	Carrying		Duration
Security Type	Cost	Value	Yield (1)	(in years)
	(Dollars in thousands)
Residential mortgage-backed securities:
Government agency and government-sponsored enterprise pass through securities	$691,944	$707,188	2.15%	3.7
Government agency and government-sponsored enterprise collateralized mortgage obligations	197,069	192,873	2.39%	5.1
Covered private label collateralized mortgage obligations	30,502	37,904	9.09%	2.9
Municipal securities (2)	459,182	436,658	2.97%	6.2
Corporate debt securities	84,119	82,707	2.61%	2.6
Government-sponsored enterprise debt securities	10,046	9,872	2.51%	6.3
Other securities	27,654	27,543	0.99%	4.4
Total securities available-for-sale (2)	$1,500,516	$1,494,745	2.60%	4.5

(1) Represents the yield for the month of December 2013.

(2) The tax equivalent yield was 4.46% and 2.97% for municipal securities and total securities available-for-sale, respectively.

The following table shows the geographic composition of our municipal securities portfolio as of the date indicated:

	December 31, 2013
	Carrying	% of
	Value	Total
	(In thousands)
Municipal Securities by State:
Texas	$84,142	19%
Washington	41,443	10%
New York	31,859	7%
Colorado	25,090	6%
Illinois	23,927	6%
Ohio	22,021	5%
California	19,455	5%
Hawaii	15,005	3%
Florida	14,987	3%
Massachusetts	14,877	3%
Total of 10 largest states	292,806	67%
All other states	143,852	33%
Total municipal securities	$436,658	100%

COVERED ASSETS

We are party to four loss sharing agreements with the FDIC.  Such agreements cover a substantial portion of losses incurred on covered loans, other real estate owned, and certain investment securities.

A summary of covered assets is shown in the following table as of the dates indicated:

	December 31,	September 30,	December 31,
Covered Assets	2013	2013	2012
	(In thousands)
Loans, net of allowance	$426,625	$487,689	$517,258
Investment securities	37,904	39,378	44,684
Other real estate owned, net	9,036	12,014	22,842
Total covered assets	$473,565	$539,081	$584,784

Percentage of total assets	7.2%	8.1%	10.7%

NET INTEREST INCOME

Net interest income declined by $1.0 million to $81.3 million for the fourth quarter compared to $82.3 million for the third quarter due primarily to lower interest income on loans and leases.  Interest income on loans and leases decreased $1.8 million due to lower accelerated accretion of acquisition discounts resulting from PCI loan payoffs, lower nonaccrual loan interest recoveries, and lower income from early lease payoffs.  Interest income on investment securities increased $551,000 due to a higher average portfolio balance and a higher rate of return; the improved yield on securities portfolio is a result of higher yielding securities purchased during the third quarter, the impact of which was fully realized in the fourth quarter, and lower premium amortization on mortgage-related securities due to slower prepayment speeds.  Interest expense declined by $271,000 due to a lower average rate and average balance for time deposits.

Net interest income increased $21.2 million to $297.7 million for the year ended December 31, 2013 compared to 2012; interest income increased $13.8 million and interest expense decreased $7.4 million.   Interest income on loans and leases increased $12.5 million due to a higher average loan and lease balance offset by a lower loan and lease yield.  The increase in the average loan and lease balance was due mainly to the acquisitions including FCAL in May 2013 and APB in August 2012.  The lower loan and lease yield was due to lower accelerated accretion of acquisition discounts resulting from PCI loan payoffs and lower income from early lease payoffs.  Interest income on investment securities increased $1.3 million due mostly to higher average portfolio balances from purchases during the year.  Interest expense on deposits decreased $5.4 million due mainly to a lower average rate and balances for time deposits.  Interest expense on borrowings declined $2.1 million due mostly to lower average borrowings; we repaid fixed-rate term FHLB advances at the end of the first quarter of 2012 and have used lower cost overnight FHLB advances as needed.

NET INTEREST MARGIN

Our net interest margin (“NIM”) for the fourth quarter was 5.41% compared to 5.46% for the third quarter.  The five basis point decline in NIM was driven by a seven basis point decrease in our earning asset yield, offset by a two basis point decline in our cost of average funding sources.  The decrease in the earning asset yield was due to the 13 basis point decline in the loan and lease yield.

The NIM and loan yield are impacted by several items which cause volatility.  The effects of such items on the NIM and loan yield are shown in the following table for the periods indicated:

	Three Months Ended
Items Impacting NIM and	December 31, 2013		September 30, 2013
Loan and Lease Yield Volatility	NIM	Loan Yield	NIM	Loan Yield
	Increase (Decrease)
Accelerated accretion of acquisition discounts resulting from PCI loan payoffs	0.10%	0.13%	0.14%	0.19%
Nonaccrual loan interest	—	—	0.02%	0.03%
Unearned income on early repayment of leases	0.01%	0.01%	0.02%	0.03%
Celtic loan portfolio premium amortization	(0.01)%	(0.01)%	(0.01)%	(0.02)%
Total	0.10%	0.13%	0.17%	0.23%

As reported	5.41%	6.77%	5.46%	6.90%

	Year Ended
Items Impacting NIM and	December 31, 2013		December 31, 2012
Loan and Lease Yield Volatility	NIM	Loan Yield	NIM	Loan Yield
	Increase (Decrease)
Accelerated accretion of acquisition discounts resulting from PCI loan payoffs	0.08%	0.12%	0.16%	0.21%
Nonaccrual loan interest	0.01%	0.01%	0.01%	0.02%
Unearned income on early repayment of leases	0.02%	0.03%	0.05%	0.07%
Celtic loan portfolio premium amortization	(0.01)%	(0.02)%	(0.03)%	(0.04)%
Total	0.10%	0.14%	0.19%	0.26%

As reported	5.37%	6.86%	5.52%	7.33%

The yield on loans and leases declined to 6.77% for the fourth quarter from 6.90% for the third quarter due to lower accelerated accretion of acquisition discounts resulting from PCI loan payoffs, lower nonaccrual interest recoveries and lower income from early lease payoffs.  The accelerated accretion of acquisition discounts resulting from PCI loan payoffs totaled $1.4 million for the fourth quarter and $2.1 million for the third quarter, increasing the loan yields by 13 basis points and 19 basis points, respectively.   Total nonaccrual interest recoveries were $15,000 for the fourth quarter and $350,000 for the third quarter.  Total income from early lease payoffs was $52,000 for the fourth quarter and $299,000 for the third quarter.

We analyze the yields on our loan and lease portfolio by two categories: (1) purchased credit impaired loans, which we refer to as “PCI loans” and (2) loans and leases excluding PCI loans, which we refer to as “Non-PCI loans.” PCI loans include acquired loans for which there is at the acquisition date evidence of credit deterioration since their origination and it is probable that we would be unable to collect all contractually required payments.  The PCI loans were mostly acquired in FDIC-assisted acquisitions in 2009 and 2010 and are covered by loss sharing agreements.  In addition, PCI loans include loans acquired in the FCAL acquisition, some of which are covered by other loss sharing agreements.

Non-PCI loans and leases include loans and leases that we originate and/or purchase and loans and leases acquired in non-FDIC assisted acquisitions for which there was no evidence of credit deterioration at their acquisition dates and it was probable as of the acquisition dates that we would be able to collect all contractually required payments. Non-PCI loans and leases include loans covered by loss sharing agreements with the FDIC in two circumstances: (a) covered loans that were performing at the acquisition date of a non-FDIC assisted transaction and (b) covered loans that have a revolving feature.

The following table presents the loan yields and related average balances for our Non-PCI loans, PCI loans, and total loan and lease portfolio for the periods indicated:

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2013	2013	2013	2012
		(Dollars in thousands)
Yields:
Non-PCI loans and leases	6.14%	6.35%	6.38%	6.82%
PCI loans	13.15%	11.88%	10.63%	9.66%
Total loans and leases	6.77%	6.90%	6.86%	7.33%

Average Balances:
Non-PCI loans and leases	$3,916,650	$3,889,780	$3,528,278	$2,935,420
PCI loans	384,727	430,990	447,059	612,949
Total loans and leases	$4,301,377	$4,320,770	$3,975,337	$3,548,369

The cost of average funding sources declined two basis points to 0.18% for the fourth quarter from 0.20% for the third quarter.  This includes all-in deposit cost which declined one basis point to 0.11% for the fourth quarter.  The cost of total interest-bearing deposits decreased two basis points to 0.19% for the fourth quarter from 0.21% for the third quarter.  The cost of total interest-bearing liabilities declined two basis points to 0.32% for the fourth quarter.  Such declines are due mainly to a lower average rate on time deposits.

The NIM for the year ended December 31, 2013 was 5.37%, a decrease of 15 basis points from 5.52% for last year.  The decrease was due to lower yields on loans and leases and investment securities, offset in part by lower funding costs.

The yield on average loans and leases decreased 47 basis points to 6.86% for the year ended December 31, 2013 compared to 7.33% for the prior year, due to lower accelerated accretion of acquisition discounts resulting from PCI loan payoffs, lower income on early repayment of leases, and lower yields on new loan and lease originations.  Accelerated accretion of acquisition discounts resulting from PCI loan payoffs totaled $4.4 million for the year ended December 31, 2013 and $7.6 million for the prior year, increasing the loan yields by 12 basis points and 21 basis points, respectively.  Total income from early lease payoffs was $1.3 million for the year ended December 31, 2013 and $2.4 million for the prior year.

All-in deposit cost declined 14 basis points to 0.15% for the year ended December 31, 2013 compared to last year.  The cost of interest-bearing deposits declined 21 basis points to 0.27% due to a lower rate on average time deposits and a shift in the deposit mix to lower cost interest-bearing checking, money market and savings deposits from higher cost time deposits.  The cost of total interest-bearing liabilities declined 26 basis points to 0.40% due to the reduction in the cost of time deposits and lower average fixed-rate borrowings; we repaid $225.0 million in fixed-rate term FHLB advances and redeemed $18.6 million in subordinated debentures in the first quarter of 2012.

NONINTEREST INCOME

Noninterest income declined by $9.0 million to a negative $3.9 million for the fourth quarter of 2013 from a positive $5.1 million for the prior quarter.  The decrease was due mostly to the $5.2 million non-taxable acquisition-related securities gain recorded in the third quarter that was not repeated in the fourth quarter and an increase in FDIC loss sharing expense.  The acquisition-related securities gain recognized our previously-held equity interest in FCAL common stock at its fair value as of the acquisition date.   The $3.6 million increase in FDIC loss sharing expense was due to higher amortization of the FDIC loss sharing asset and lower gains on the FDIC loss sharing asset as covered loan performance generally continues to improve in relation to initial expectations.

The Bank reviewed its exposure to potential losses in December under the proposed regulations, referred to as the Volcker rule, concerning investment securities and hedging activities. We identified securities totaling $11 million in our portfolio that may be negatively impacted by this rule.  In order to minimize the risk to the Company and the Bank in holding these securities, we sold $10 million of the securities in December and realized a $272,000 pre-tax loss. The remaining security, which is covered under a loss sharing agreement and which has a market value approximating its carrying value, will be sold if required under the Volcker rule. Neither the Company nor the Bank is engaged in any sort of hedging activity utilizing derivatives.

The following table presents the details of FDIC loss sharing income (expense), net for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	Increase	December 31,		Increase
	2013	2013	(Decrease)	2013	2012	(Decrease)
	(In thousands)
FDIC Loss Sharing
Income (Expense), Net:
Gain (loss) on FDIC loss sharing asset (1)	$(1,909)	$269	$(2,178)	$2,320	$(5,487)	$7,807
FDIC loss sharing asset amortization, net	(8,111)	(6,971)	(1,140)	(26,829)	(10,658)	(16,171)
Net reimbursement (to) from FDIC for covered OREOs (2)	(508)	(276)	(232)	(1,547)	5,164	(6,711)
Other-than-temporary impairment loss on covered security	—	—	—	—	892	(892)
Other	(65)	(54)	(11)	(116)	19	(135)
FDIC loss sharing income (expense), net	$(10,593)	$(7,032)	$(3,561)	$(26,172)	$(10,070)	$(16,102)

(1) Includes increases related to covered loan loss provisions and decreases for: (a) write-offs for covered loans expected to be resolved at amounts higher than their carrying values, and (b) amounts to be reimbursed to the FDIC for covered loans resolved at amounts higher than their carrying values.

(2) Represents amounts to be reimbursed to the FDIC for gains on covered OREO sales and due from the FDIC for covered OREO write-downs.

Noninterest income declined by $11.7 million to $4.2 million during the year ended December 31, 2013 compared to $15.9 million for last year.  The decrease was due mainly to higher net FDIC loss sharing expense of $16.1 million in 2013 and the $5.2 million non-taxable acquisition-related securities gain recognized in 2013.  FDIC loss sharing expense, net, increased due to higher amortization of the FDIC loss sharing asset and lower net covered OREO costs, offset by a higher gain on the FDIC loss sharing asset.

NONINTEREST EXPENSE

Noninterest expense increased by $9.9 million to $66.1 million during the fourth quarter compared to $56.2 million during the third quarter due to the $12.4 million of expense from accelerated vesting of restricted stock, offset by the decreases in acquisition and integration costs and other professional services of $1.2 million and $516,000.  The decrease in other professional services was due mainly to lower legal expense for litigation and loans, none of which related to acquisition activity.  Excluding the accelerated vesting of restricted stock, acquisition and integration costs, and OREO expense, noninterest expense declined $1.2 million during the fourth quarter as we continue to make improvements in efficiency.  All operating expense categories declined, except for business development expense, which increased $236,000 as we made $297,000 in CRA donations in the fourth quarter.

Noninterest expense includes: (a) amortization of restricted stock, which is included in compensation, and (b) intangible asset amortization.  Amortization of restricted stock, excluding the accelerated vesting of restricted stock, totaled $2.3 million for the fourth quarter and $2.4 million for the third quarter.  Intangible asset amortization totaled $1.4 million for the fourth quarter and $1.5 million for the third quarter.

The accelerated vesting of the restricted stock awards, which resulted in a pre-tax charge of $12.4 million ($12.2 million after tax), was made by the Company in December 2013 in order to eliminate an additional $21.0 million of compensation and tax expense related to change in control payments that the Company would otherwise incur in connection with the consummation of the pending merger with CapitalSource (the “Merger”).

The accelerated restricted stock vesting described above is in the best interests of the Company and its stockholders.  The restricted stock awards that were vested would otherwise have vested upon consummation of the Merger, assuming it is consummated, and the $12.2 million after-tax charge to earnings that we recorded in December 2013 would have been incurred at that time.  Although the Company incurred the $12.2 million after-tax charge for the vesting of the restricted stock awards, such action eliminated the additional $21.0 million of compensation and tax expense that would have been incurred by the Company at the consummation of the Merger.  Such expense relates to: (a) the vesting of certain restricted stock awards upon consummation of the Merger, and (b) the payment of excise taxes and tax gross-up payments and the value of lost tax deductions, in each case, due to the impact of Sections 280G and 4999 of the Internal Revenue Code, associated with change in control payments that become payable to PacWest employees in conjunction with the Merger.

Noninterest expense increased by $19.0 million to $230.7 million during the year ended December 31, 2013 compared to $211.7 million for last year.  This increase was due mostly to the combination of: (a) higher acquisition and integration costs of $24.3 million recognized in 2013; (b) accelerated vesting of restricted stock of $12.4 million; and (c) higher compensation expense of $12.1 million due to a higher employee count resulting from acquisition activity; offset by: (d) lower debt termination expense of $22.6 million as a result of the early repayments of FHLB advances and subordinated debentures in 2012; and (e) lower OREO expense of $12.4 million due mainly to lower write-downs.  Excluding the accelerated vesting of restricted stock, acquisition and integration costs, OREO expense, and debt termination expense, noninterest expense increased $17.3 million due to the bank acquisitions completed in August of 2012 and May of 2013.

Amortization of restricted stock, excluding the accelerated vesting of restricted stock, totaled $8.5 million and $5.7 million for the years ended December 31, 2013 and 2012, respectively.  Intangible asset amortization totaled $5.4 million for the year ended December 31, 2013 compared to $6.3 million for last year; the decrease was due to certain intangibles being fully amortized.

INCOME TAXES

Our overall effective income tax rate was 74.1% for the fourth quarter and 31.8% for the third quarter.  The fourth quarter effective tax rate was driven higher than normal by the non-deductibility of most of the $12.4 million accelerated vesting of restricted stock. When this item is excluded, our adjusted effective tax rate is 36.4% for the fourth quarter.

NET CREDIT COSTS

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2013	2013	2013	2012
	(In thousands)
Negative provision for credit losses	$(1,338)	$(4,167)	$(4,210)	$(12,819)
Non-covered OREO (income) expense, net	25	(88)	330	4,150
Covered OREO (income) expense, net	(594)	(332)	(1,833)	6,781
Less: FDIC loss sharing expense, net	10,593	7,032	26,172	10,070
Total net credit costs	$8,686	$2,445	$20,459	$8,182

CREDIT QUALITY

Credit quality metrics remained stable quarter over quarter, with coverage ratios remaining strong.  Economic trends in our markets will cause periodic movements in nonaccrual and classified loan and lease balances.  However, losses on such nonaccrual and classified loans and leases are not expected to be material.

	December 31,	September 30,	December 31,
	2013	2013	2012
	(Dollars in thousands)
Non-PCI Credit Quality Metrics:
Allowance for credit losses	$67,816	$67,801	$72,119
Nonaccrual loans and leases	46,774	50,845	41,762
Classified loans and leases (1)	127,311	130,791	104,054
Performing restructured loans	41,648	80,237	106,288
Net charge-offs (recoveries) (for the quarter)	(15)	2,125	2,893
Provision for credit losses (for the quarter)	—	—	—
Allowance for credit losses to loans and leases	1.73%	1.72%	2.35%
Allowance for credit losses to nonaccrual loans and leases	145.0%	133.3%	172.7%
Nonperforming assets to loans and leases and other real estate owned	2.48%	2.67%	3.14%

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful.

Non-PCI loans and leases at December 31, 2013, include $1.1 billion in loans and leases acquired in acquisitions.  These acquired loans and leases were initially recorded at their estimated fair values and such initial fair values included an estimate of credit losses.  The allowance calculation for Non-PCI loans and leases includes an amount for credit deterioration on acquired loans and leases since their acquisition dates.  At December 31, 2013, the allowance for credit losses includes $607,000 attributed to these acquired loans and leases. When these acquired loans and leases are excluded from the total of Non-PCI loans and leases and the related allowance of $607,000 is excluded from the allowance for credit losses, the result is an adjusted coverage ratio of our allowance for credit losses for Non-PCI loans and leases of 2.34% at December 31, 2013; the comparable ratio at September 30, 2013 was 2.43%.

Credit Loss Provisions

The Company recorded a negative provision for credit losses of $1.3 million for the fourth quarter compared to a negative provision for credit losses of $4.2 million for the third quarter; such provisions relate to PCI loans only.

The provision, or negative provision, for credit losses on PCI loans results from decreases, or increases, in expected cash flows on such loans compared to those previously estimated.  Cash flows on PCI loans are estimated quarterly and are subject to change based on varying conditions with the underlying borrowers and collateral.  The negative provisions for credit losses on PCI loans in the fourth and third quarters were due to increases in both actual cash flows from early pay-offs and expected cash flows on PCI loans generally.

The provision level on Non-PCI loans and leases is generated by our allowance methodology, which reflects the level and trends of net charge-offs, the levels of nonaccrual and classified loans and leases, the migration of loans and leases into various risk classifications, and the level of outstanding loans and leases.  Based on such methodology, there was no provision for credit losses on Non-PCI loans and leases for the fourth and third quarters of 2013.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and leases (excluding PCI loans, which are accounted for based on expected cash flows and considered accruing regardless of the payment status of the underlying loans) and OREO and totaled $98.6 million at December 31, 2013 compared to $106.8 million at September 30, 2013.  The ratio of nonperforming assets to Non-PCI loans and leases and OREO decreased to 2.48% at December 31, 2013 from 2.67% at September 30, 2013.

The following table presents our Non-PCI nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Nonaccrual Loans and Leases				Accruing and
	December 31, 2013		September 30, 2013		30 - 89 Days Past Due
		% of		% of	December 31,	September 30,
		Loan		Loan	2013	2013
	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$6,723	3.7%	$—	—	$—	$—
SBA 504	2,602	5.8%	2,791	5.8%	2,155	—
Other	18,648	0.8%	21,628	0.9%	11,270	4,473
Total real estate mortgage	27,973	1.2%	24,419	1.0%	13,425	4,473
Real estate construction:
Residential	389	0.7%	826	1.3%	—	—
Commercial	2,830	1.9%	2,857	2.2%	—	50
Total real estate construction	3,219	1.5%	3,683	1.9%	—	50
Commercial:
Collateralized	9,991	1.7%	15,256	2.7%	119	2,250
Unsecured	458	0.3%	334	0.3%	82	1,381
Asset-based	1,070	0.5%	3,381	1.5%	—	—
SBA 7(a)	3,037	10.6%	2,934	10.6%	459	132
Total commercial	14,556	1.5%	21,905	2.4%	660	3,763
Leases	632	0.2%	244	0.1%	2,273	—
Consumer	394	0.7%	594	1.8%	3,313	167
Total non-PCI loans and leases	$46,774	1.2%	$50,845	1.3%	$19,671	$8,453

The $4.1 million decrease in nonaccrual loans and leases (excluding PCI loans) during the fourth quarter of 2013 was attributable to (a) additions of $11.0 million, (b) charge-offs of $2.5 million, (c) other reductions, payoffs and returns to accrual status of $8.5 million, and (d) foreclosures of $4.1 million.

Below is a summary of the ten largest lending relationships on nonaccrual status, excluding PCI loans and SBA-related loans, as of the date indicated:

December 31,
2013
Nonaccrual
Amount	Description
(In thousands)

$6,723	Two loans, each secured by a hotel in San Diego County. The borrower is paying according to the restructured terms of each loan. (1)

5,444

Three loans to a contractor, one of which is secured by equipment, one of which is secured by an industrial building in San Diego County, and one of which is unsecured. The borrower is paying according to the restructured terms of each loan.

3,105	Two loans that are both unsecured. The borrower is paying according to the restructured terms of each loan.

2,074	Three loans, one of which is secured by an office building in Ventura County; the other two loans are unsecured. The borrower is paying according to the restructured terms of each loan.

1,844

Two loans, one of which is secured by an office building in Clark County, Nevada, and the other of which is secured by an office building in Maricopa County, Arizona. The Bank is in the process of foreclosing on both properties.

1,494	Loan secured by industrial zoned land in Ventura County.

1,256	Loan secured by a strip retail center in Clark County, Nevada. The borrower is paying according to the restructured terms of each loan.

1,126	Loan secured by an industrial building in San Bernardino County. The borrower is paying according to the restructured terms of the loan.

1,094

Two loans, one of which is secured by an apartment building in San Diego County; and one of which is secured by an office building in San Diego County. The loans are paying according to the restructured terms of each loan.

1,070	Asset-based loan to a clothing manufacturer secured by accounts receivable and inventory. Loan is in the process of liquidation.

$25,230	Total

(1) New nonaccrual in fourth quarter of 2013.

The following table presents the details of OREO as of the dates indicated:

	December 31, 2013		September 30, 2013		December 31, 2012
	Non-		Non-		Non-
	Covered	Covered	Covered	Covered	Covered	Covered
Property Type	OREO	OREO	OREO	OREO	OREO	OREO
	(In thousands)
Commercial real estate	$10,672	$5,081	$11,914	$6,912	$1,684	$11,635
Construction and land development	31,950	3,113	32,025	4,106	31,888	6,708
Multi-family	—	835	—	989	—	4,239
Single family residence	179	7	19	7	—	260
Total OREO, net	$42,801	$9,036	$43,958	$12,014	$33,572	$22,842

The following table presents OREO activity for the period indicated:

	Three Months Ended
	December 31, 2013
	Non-Covered	Covered	Total
	OREO	OREO	OREO
	(In thousands)
Beginning of period	$43,958	$12,014	$55,972
Foreclosures	160	2,502	2,662
Payments to third parties (1)	1	—	1
Provision for losses	(83)	(338)	(421)
Reductions related to sales	(1,235)	(5,142)	(6,377)
End of period	$42,801	$9,036	$51,837

Net gain on sale	$221	$974	$1,195

(1) Represents amounts due to participants and for guarantees, property taxes or any other prior lien positions.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest Bancorp and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized as of the date indicated as shown in the following table:

	December 31, 2013
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	10.79%	11.22%
Tier 1 risk-based capital ratio	6.00%	14.54%	15.12%
Total risk-based capital ratio	10.00%	15.80%	16.38%
Tangible common equity ratio	N/A	10.88%	9.24%

PACWEST AND CAPITALSOURCE MERGER ANNOUNCEMENT

On July 22, 2013, PacWest announced the signing of a definitive agreement and plan of merger (the “Agreement”) whereby PacWest and CapitalSource, Inc. (“CapitalSource”) will merge in a transaction valued at approximately $2.4 billion.  The combined company will be called PacWest Bancorp and the combined subsidiary bank will be called Pacific Western Bank.  The CapitalSource national lending operation will continue to do business under the name CapitalSource as a division of Pacific Western Bank.

Under the terms of the Agreement, CapitalSource shareholders will receive $2.47 in cash and 0.2837 shares of PacWest common stock for each share of CapitalSource common stock. The total value of the CapitalSource per share merger consideration, based on the closing price of PacWest shares on January 13, 2014 of $43.29 was $14.75.

As of December 31, 2013, on a pro forma consolidated basis, the combined company would have had approximately $15.4 billion in assets with 94 branches throughout California. The combined institution would be the 6th largest publicly-owned bank headquartered in California, and the 8th largest commercial bank headquartered in California (out of more than 214 financial institutions in the state).

The transaction, currently expected to close in the first quarter of 2014, has been approved by the stockholders of both companies and is subject to customary approvals by the bank regulatory authorities.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $6.5 billion in assets as of December 31, 2013, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 73 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: failure to obtain regulatory or other required approvals; an inability to achieve expected cost savings in the amounts or timeframes discussed if at all, or the costs associated with transactions or the time needed to complete transactions being greater than expected;  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our four loss-sharing arrangements; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the conflicts in the Middle East; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional risks and uncertainties relating to the proposed transaction with CapitalSource include, but are not limited to:  the ability to complete the proposed transaction, including obtaining regulatory approvals and approvals by the stockholders of PacWest and CapitalSource; the length of time necessary to consummate the proposed transaction; the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe; unexpected costs relating to the proposed transaction; and the potential impact on the institutions’ respective businesses as a result of uncertainty surrounding the proposed transaction. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,	December 31,
	2013	2013	2012
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$96,424	$132,467	$89,011
Interest-earning deposits in financial institutions	50,998	11,552	75,393
Total cash and cash equivalents	147,422	144,019	164,404

Non-covered securities available-for-sale	1,456,841	1,472,769	1,310,701
Covered securities available-for-sale	37,904	39,378	44,684
Total securities available-for-sale, at estimated fair value	1,494,745	1,512,147	1,355,385
Federal Home Loan Bank stock, at cost	27,939	34,095	37,126
Total investment securities	1,522,684	1,546,242	1,392,511

Non-covered loans and leases	3,864,917	3,873,388	3,049,505
Covered loans	448,418	510,924	543,327
Gross loans and leases	4,313,335	4,384,312	3,592,832
Unearned income	(983)	(919)	(2,535)
Allowance for loan and lease losses	(82,034)	(83,786)	(91,968)
Total loans and leases, net	4,230,318	4,299,607	3,498,329

Non-covered other real estate owned, net	42,801	43,958	33,572
Covered other real estate owned, net	9,036	12,014	22,842
Total other real estate owned, net	51,837	55,972	56,414

Premises and equipment, net	32,435	32,683	19,503
FDIC loss sharing asset	45,524	55,653	57,475
Cash surrender value of life insurance	77,489	77,512	68,326
Goodwill	208,743	215,862	79,866
Core deposit and customer relationship intangibles, net	17,248	18,678	14,723
Other assets	199,663	170,627	112,107
Total assets	$6,533,363	$6,616,855	$5,463,658

LIABILITIES
Noninterest-bearing demand deposits	$2,318,446	$2,328,688	$1,939,212
Interest-bearing deposits	2,962,541	3,104,456	2,769,909
Total deposits	5,280,987	5,433,144	4,709,121
Borrowings	113,726	8,243	12,591
Subordinated debentures	132,645	132,500	108,250
Discontinued operations	123,028	155,807	—
Accrued interest payable and other liabilities	73,884	70,872	44,575
Total liabilities	5,724,270	5,800,566	4,874,537
STOCKHOLDERS’ EQUITY (1)	809,093	816,289	589,121
Total liabilities and stockholders’ equity	$6,533,363	$6,616,855	$5,463,658

(1) Includes net unrealized (loss) gain on securities available-for-sale, net	$(3,347)	$327	$32,900

Book value per share	$17.66	$17.71	$15.74
Tangible book value per share	$12.73	$12.62	$13.22

Shares outstanding (includes unvested restricted shares of 1,216,524 at December 31, 2013; 1,791,462 at September 30, 2013; 1,698,281 at December 31, 2012)	45,822,834	46,090,742	37,420,909

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(In thousands, except per share data)
Interest income:
Loans and leases	$73,352	$75,196	$65,455	$272,726	$260,230
Investment securities	10,422	9,871	8,173	36,923	35,657
Deposits in financial institutions	82	91	74	265	228
Total interest income	83,856	85,158	73,702	309,914	296,115

Interest expense:
Deposits	1,450	1,692	3,039	7,868	13,271
Borrowings	86	108	228	537	2,656
Subordinated debentures	1,062	1,069	832	3,796	3,721
Total interest expense	2,598	2,869	4,099	12,201	19,648
Net interest income	81,258	82,289	69,603	297,713	276,467
Provision (negative provision) for credit losses	(1,338)	(4,167)	(4,333)	(4,210)	(12,819)

Net interest income after provision for credit losses	82,596	86,456	73,936	301,923	289,286

Noninterest income (expense):
Service charges on deposit accounts	3,197	2,938	3,063	11,765	12,852
Other commissions and fees	2,125	2,204	2,025	8,416	8,126
Gain on sale of leases	683	604	1,242	1,791	2,767
(Loss) gain on sale of securities	(272)	—	1,239	137	1,239
Acquisition-related securities gain	—	5,222	—	5,222	—
Other-than-temporary impairment loss on covered security	—	—	—	—	(1,115)
Increase in cash surrender value of life insurance	448	62	300	1,164	1,264
FDIC loss sharing expense, net	(10,593)	(7,032)	(6,022)	(26,172)	(10,070)
Other income	486	1,129	210	1,921	809
Total noninterest income (expense)	(3,926)	5,127	2,057	4,244	15,872

Noninterest expense:
Compensation	27,697	27,963	23,269	107,067	94,967
Accelerated vesting of restricted stock	12,420	—	—	12,420	—
Occupancy	7,553	7,828	6,773	29,459	28,113
Data processing	2,216	2,590	2,272	9,494	9,120
Other professional services	2,314	2,830	2,200	9,481	8,367
Business development	992	756	684	3,282	2,538
Communications	860	828	637	2,923	2,523
Insurance and assessments	1,572	1,496	1,270	5,596	5,284
Non-covered other real estate owned, net	25	(88)	316	330	4,150
Covered other real estate owned, net	(594)	(332)	(461)	(1,833)	6,781
Intangible asset amortization	1,430	1,512	1,176	5,402	6,326
Acquisition and integration	4,253	5,450	1,092	28,392	4,089
Debt termination	—	—	—	—	22,598
Other expenses	5,350	5,367	4,297	18,674	16,806
Total noninterest expense	66,088	56,200	43,525	230,687	211,662

Earnings from continuing operations before income taxes	12,582	35,383	32,468	75,480	93,496
Income tax expense	(9,135)	(11,243)	(12,576)	(30,003)	(36,695)
Net earnings from continuing operations	3,447	24,140	19,892	45,477	56,801

Earnings (loss) from discontinued operations before income taxes	(578)	39	—	(620)	—
Income tax (expense) benefit	240	(16)	—	258	—
Net earnings (loss) from discontinued operations	(338)	23	—	(362)	—
Net earnings	$3,109	$24,163	$19,892	$45,115	$56,801

Basic and diluted earnings per share:
Net earnings from continuing operations	$0.07	$0.53	$0.54	$1.09	$1.54
Net earnings	$0.06	$0.53	$0.54	$1.08	$1.54

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Average Assets:
Loans and leases, net of unearned income	$4,301,377	$4,320,770	$3,565,635	$3,975,337	$3,548,369
Investment securities	1,531,335	1,518,256	1,364,457	1,460,516	1,373,640
Interest-earning deposits in financial institutions	129,716	140,785	116,406	104,092	87,600
Federal funds sold	—	—	—	—	2
Average interest-earning assets	5,962,428	5,979,811	5,046,498	5,539,945	5,009,611
Other assets	670,302	681,043	458,520	576,908	468,024
Average total assets	$6,632,730	$6,660,854	$5,505,018	$6,116,853	$5,477,635

Average liabilities:
Interest checking deposits	$627,256	$619,884	$512,322	$582,408	$515,767
Money market deposits	1,512,369	1,567,976	1,257,094	1,400,065	1,219,457
Savings deposits	220,331	216,174	156,838	194,300	159,888
Time deposits	694,924	765,890	839,783	753,122	889,146
Average interest-bearing deposits	3,054,880	3,169,924	2,766,037	2,929,895	2,784,258
Borrowings	9,861	9,012	21,126	12,979	98,787
Subordinated debentures	132,560	132,413	108,250	122,649	112,015
Average interest-bearing liabilities	3,197,301	3,311,349	2,895,413	3,065,523	2,995,060
Noninterest-bearing demand deposits	2,397,642	2,329,197	1,977,999	2,186,697	1,870,088
Other liabilities	218,852	222,583	46,081	145,713	45,145
Average total liabilities	5,813,795	5,863,129	4,919,493	5,397,933	4,910,293
Average stockholders’ equity	818,935	797,725	585,525	718,920	567,342
Average liabilities and stockholders’ equity	$6,632,730	$6,660,854	$5,505,018	$6,116,853	$5,477,635

Average deposits	$5,452,522	$5,499,121	$4,744,036	$5,116,592	$4,654,346
Average funding sources (1)	$5,594,943	$5,640,546	$4,873,412	$5,252,220	$4,865,148

Yield on:
Average loans and leases	6.77%	6.90%	7.30%	6.86%	7.33%
Average investment securities	2.70%	2.58%	2.38%	2.53%	2.60%
Average investment securities - tax-equivalent yield	3.14%	2.97%	2.73%	2.93%	2.76%
Average interest-earning deposits	0.25%	0.26%	0.25%	0.25%	0.26%
Average interest-earning assets	5.58%	5.65%	5.81%	5.59%	5.91%

Cost of:
Average deposits/all-in deposit cost (2)	0.11%	0.12%	0.25%	0.15%	0.29%
Average interest-bearing deposits	0.19%	0.21%	0.44%	0.27%	0.48%
Average borrowings	3.46%	4.75%	4.29%	4.14%	2.69%
Average subordinated debentures	3.18%	3.20%	3.06%	3.10%	3.32%
Average interest-bearing liabilities	0.32%	0.34%	0.56%	0.40%	0.66%

Net interest rate spread (3)	5.26%	5.31%	5.25%	5.19%	5.25%
Net interest margin (4)	5.41%	5.46%	5.49%	5.37%	5.52%

Cost of average funding sources (5)	0.18%	0.20%	0.33%	0.23%	0.40%

(1) Average funding sources is the sum of average interest-bearing liabilities plus average noninterest-bearing demand deposits.

(2) Cost of average deposits/all-in deposit cost is calculated as annualized interest expense on deposits divided by average deposits.

(3) Net interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(4) Net interest margin is calculated as annualized net interest income divided by average interest-earning assets.

(5) Cost of average funding sources is calculated as annualized total interest expense divided by average funding sources.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION BY PORTFOLIO SEGMENT

(Unaudited)

	December 31,	September 30,	December 31,
	2013	2013	2012
	(In thousands)
Non-Covered Loans and Leases
Real estate mortgage	$2,378,025	$2,495,460	$1,919,310
Real estate construction	201,723	181,993	129,959
Commercial	963,152	929,346	803,342
Leases	269,769	235,791	174,373
Consumer	52,248	30,798	22,521
Total gross non-covered loans and leases	$3,864,917	$3,873,388	$3,049,505

Covered Loans
Real estate mortgage	$417,973	$477,273	$504,900
Real estate construction	17,794	19,531	24,645
Commercial	9,829	10,765	13,184
Consumer	2,822	3,355	598
Total gross covered loans	$448,418	$510,924	$543,327

Total Loans and Leases
Real estate mortgage	$2,795,998	$2,972,733	$2,424,210
Real estate construction	219,517	201,524	154,604
Commercial	972,981	940,111	816,526
Leases	269,769	235,791	174,373
Consumer	55,070	34,153	23,119
Total gross loans and leases	$4,313,335	$4,384,312	$3,592,832

PACWEST BANCORP AND SUBSIDIARIES

LOAN PORTFOLIO COMPOSITION

(Unaudited)

	December 31, 2013			September 30, 2013
	Non-PCI	PCI	Total	Non-PCI	PCI	Total
	Loans (1)	Loans (2)	Loans	Loans	Loans	Loans
	(In thousands)
Non-Covered Loans and Leases
Real estate mortgage	$2,359,125	$18,900	$2,378,025	$2,477,532	$17,928	$2,495,460
Real estate construction	200,332	1,391	201,723	180,697	1,296	181,993
Commercial	963,152	—	963,152	929,346	—	929,346
Leases	269,769	—	269,769	235,791	—	235,791
Consumer	52,213	35	52,248	30,763	35	30,798
Total gross non-covered loans and leases	$3,844,591	$20,326	$3,864,917	$3,854,129	$19,259	$3,873,388

Covered Loans
Real estate mortgage	$65,739	$352,234	$417,973	$75,601	$401,672	$477,273
Real estate construction	8,758	9,036	17,794	9,260	10,271	19,531
Commercial	8,855	974	9,829	9,500	1,265	10,765
Consumer	2,596	226	2,822	3,065	290	3,355
Total gross covered loans	$85,948	$362,470	$448,418	$97,426	$413,498	$510,924

Total Loans and Leases
Real estate mortgage	$2,424,864	$371,134	$2,795,998	$2,553,133	$419,600	$2,972,733
Real estate construction	209,090	10,427	219,517	189,957	11,567	201,524
Commercial	972,007	974	972,981	938,846	1,265	940,111
Leases	269,769	—	269,769	235,791	—	235,791
Consumer	54,809	261	55,070	33,828	325	34,153
Total gross loans and leases	$3,930,539	$382,796	$4,313,335	$3,951,555	$432,757	$4,384,312

Loans and Leases, Net of Allowance
Non-covered loans and leases	$3,844,591	$20,326	$3,864,917	$3,854,129	$19,259	$3,873,388
Allowance for credit losses	(67,816)	—	(67,816)	(67,801)	—	(67,801)
Non-covered loans and leases, net	$3,776,775	$20,326	$3,797,101	$3,786,328	$19,259	$3,805,587

Covered loans	$85,948	$362,470	$448,418	$97,426	$413,498	$510,924
Allowance for credit losses	—	(21,793)	(21,793)	—	(23,235)	(23,235)
Covered loans, net	$85,948	$340,677	$426,625	$97,426	$390,263	$487,689

Total loans and leases	$3,930,539	$382,796	$4,313,335	$3,951,555	$432,757	$4,384,312
Allowance for credit losses	(67,816)	(21,793)	(89,609)	(67,801)	(23,235)	(91,036)
Total loans and leases, net	$3,862,723	$361,003	$4,223,726	$3,883,754	$409,522	$4,293,276

Allowance for credit losses to loans and leases	1.73%	5.69%	2.08%	1.72%	5.37%	2.08%

(1) Non-PCI loans include loans originated by Pacific Western Bank and acquired loans that were not impaired on their acquisition date.

(2) PCI loans include loans acquired by Pacific Western Bank in an FDIC-assisted acquisition and loans acquired in the FCAL acquisition that were impaired on the acquisition date.

PACWEST BANCORP AND SUBSIDIARIES

NON-PCI NONCLASSIFIED AND CLASSIFIED LOANS AND LEASES

(Unaudited)

	December 31, 2013
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$168,216	$12,337	$180,553
SBA 504	39,869	5,297	45,166
Other	2,134,866	64,279	2,199,145
Total real estate mortgage	2,342,951	81,913	2,424,864
Real estate construction:
Residential	58,131	750	58,881
Commercial	143,918	6,291	150,209
Total real estate construction	202,049	7,041	209,090
Commercial:
Collateralized	568,348	18,838	587,186
Unsecured	151,896	1,856	153,752
Asset-based	195,569	6,859	202,428
SBA 7(a)	22,880	5,761	28,641
Total commercial	938,693	33,314	972,007
Leases	269,137	632	269,769
Consumer	50,398	4,411	54,809
Total non-PCI loans and leases	$3,803,228	$127,311	$3,930,539

	September 30, 2013
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$182,419	$5,654	$188,073
SBA 504	42,621	5,505	48,126
Other	2,249,217	67,717	2,316,934
Total real estate mortgage	2,474,257	78,876	2,553,133
Real estate construction:
Residential	60,390	1,764	62,154
Commercial	121,221	6,582	127,803
Total real estate construction	181,611	8,346	189,957
Commercial:
Collateralized	542,453	24,392	566,845
Unsecured	110,933	1,618	112,551
Asset-based	225,110	6,788	231,898
SBA 7(a)	21,764	5,788	27,552
Total commercial	900,260	38,586	938,846
Leases	235,547	244	235,791
Consumer	29,089	4,739	33,828
Total non-PCI loans and leases	$3,820,764	$130,791	$3,951,555

Note: Nonclassified loans and leases are those with a credit risk rating of either pass or special mention, while classified loans and leases are those with a credit risk rating of either substandard or doubtful.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

(Unaudited)

	December 31, 2013
	Non-Covered Loans				Total Loans
	and Leases		Covered Loans		and Leases
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$179,340	5%	$2,395	1%	$181,735	4%
SBA 504	45,166	1%	—	—	45,166	1%
Other	2,153,519	56%	415,578	92%	2,569,097	60%
Total real estate mortgage	2,378,025	62%	417,973	93%	2,795,998	65%
Real estate construction:
Residential	58,881	1%	17	—	58,898	1%
Commercial	142,842	4%	17,777	4%	160,619	4%
Total real estate construction	201,723	5%	17,794	4%	219,517	5%

Total real estate loans	2,579,748	67%	435,767	97%	3,015,515	70%

Commercial:
Collateralized	581,097	15%	6,934	1%	588,031	13%
Unsecured	150,985	4%	2,895	1%	153,880	4%
Asset-based	202,428	5%	—	—	202,428	5%
SBA 7(a)	28,642	1%	—	—	28,642	1%
Total commercial	963,152	25%	9,829	2%	972,981	23%
Leases	269,769	7%	—	—	269,769	6%
Consumer	52,248	1%	2,822	1%	55,070	1%
Total gross loans and leases	$3,864,917	100%	$448,418	100%	$4,313,335	100%

	September 30, 2013
	Non-Covered Loans				Total Loans
	and Leases		Covered Loans		and Leases
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$186,844	5%	$2,430	—	$189,274	4%
SBA 504	48,126	1%	—	—	48,126	1%
Other	2,260,490	58%	474,843	93%	2,735,333	63%
Total real estate mortgage	2,495,460	64%	477,273	93%	2,972,733	68%
Real estate construction:
Residential	62,154	2%	—	—	62,154	1%
Commercial	119,839	3%	19,531	4%	139,370	4%
Total real estate construction	181,993	5%	19,531	4%	201,524	5%

Total real estate loans	2,677,453	69%	496,804	97%	3,174,257	73%

Commercial:
Collateralized	559,169	14%	8,721	2%	567,890	12%
Unsecured	110,727	3%	2,044	—	112,771	3%
Asset-based	231,898	6%	—	—	231,898	5%
SBA 7(a)	27,552	1%	—	—	27,552	1%
Total commercial	929,346	24%	10,765	2%	940,111	21%
Leases	235,791	6%	—	—	235,791	5%
Consumer	30,798	1%	3,355	1%	34,153	1%
Total gross loans and leases	$3,873,388	100%	$510,924	100%	$4,384,312	100%

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	Non-Covered Loans				Covered Loans
	December 31, 2013		September 30, 2013		December 31, 2013		September 30, 2013
		% of		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$336,648	14%	$346,871	14%	$17,697	4%	$30,201	6%
Retail	281,739	12%	278,071	11%	64,631	16%	74,968	16%
Office buildings	392,921	16%	409,103	17%	42,040	10%	42,822	9%
Owner-occupied	218,786	9%	228,849	9%	14,409	3%	15,238	3%
Hotel	179,340	8%	186,844	7%	2,395	1%	2,430	1%
Healthcare	180,957	8%	177,361	7%	8,780	2%	8,760	2%
Mixed use	63,218	3%	63,744	3%	5,748	1%	6,564	1%
Gas station	31,421	1%	30,015	1%	3,803	1%	3,824	1%
Self storage	47,762	2%	48,177	2%	25,998	6%	27,146	6%
Restaurant	20,617	1%	21,285	1%	893	—	910	—
Land acquisition/development	4,420	—	13,558	1%	—	—	—	—
Unimproved land	12,043	1%	12,157	—	474	—	449	—
Other	167,356	7%	198,450	8%	7,424	2%	16,271	3%
Total commercial real estate mortgage	1,937,228	82%	2,014,485	81%	194,292	46%	229,583	48%

Residential real estate mortgage:
Multi-family	211,360	9%	245,435	10%	118,869	29%	137,862	29%
Single family owner-occupied	149,917	6%	154,008	6%	62,591	15%	66,432	14%
Single family nonowner-occupied	16,084	1%	15,449	1%	17,657	4%	17,889	4%
HELOCs	53,206	2%	55,800	2%	24,093	6%	25,029	5%
Mixed use	10,230	—	10,283	—	471	—	478	—
Total residential real estate mortgage	440,797	18%	480,975	19%	223,681	54%	247,690	52%

Total gross real estate mortgage loans	$2,378,025	100%	$2,495,460	100%	$417,973	100%	$477,273	100%

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR LOAN AND LEASE LOSSES,

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS

(Unaudited)

	December 31,	September 30,	December 31,
	2013	2013	2012
	(Dollars in thousands)
Allowance for loan and lease losses:
Non-PCI loans	$60,241	$60,551	$65,899
PCI loans	21,793	23,235	26,069
Total allowance for loan and lease losses	82,034	83,786	91,968
Reserve for unfunded loan commitments on non-PCI loans	7,575	7,250	6,220
Total allowance for credit losses	$89,609	$91,036	$98,188

Allowance for credit losses on Non-PCI loans and leases (1)	$67,816	$67,801	$72,119

Nonaccrual loans and leases (2)	$46,774	$50,845	$41,762
Other real estate owned	51,837	55,972	56,414
Total nonperforming assets	$98,611	$106,817	$98,176

Performing restructured loans (2)	$41,648	$80,237	$106,288

Nonaccrual loans and leases (excluding PCI loans):
Non-covered	$41,529	$44,821	$39,284
Covered	5,245	6,024	2,478
Total nonaccrual loans and leases (excludes PCI loans)	$46,774	$50,845	$41,762

Non-PCI Credit Quality Ratios:
Allowance for credit losses to loans and leases	1.73%	1.72%	2.35%
Adjusted allowance for credit losses to loans and leases (3)	2.34%	2.43%	2.56%
Allowance for credit losses to nonaccrual loans and leases	145.0%	133.3%	172.7%
Nonperforming assets to loans and leases and other real estate owned	2.48%	2.67%	3.14%
Nonperforming assets to total assets	1.51%	1.61%	1.80%
Nonaccrual loans and leases to loans and leases	1.19%	1.29%	1.36%

(1) Calculated as sum of: (a) allowance for loan and lease losses on Non-PCI loans, and (b) reserve for unfunded loan commitments on Non-PCI loans.

(2) Applies only to non-PCI loans and leases.

(3) Excludes allowance related to acquired loans and leases and the related balance of acquired loans and leases.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR LOAN AND LEASE LOSSES  ROLLFORWARD

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Allowance for loan losses on non-PCI loans and leases, beginning of period	$60,551	$63,246	$69,142	$65,899	$85,313
Loans and leases charged-off:
Real estate mortgage	(712)	(281)	(1,789)	(4,552)	(7,680)
Real estate construction	—	—	—	—	(492)
Commercial	(1,778)	(2,439)	(1,865)	(6,295)	(4,580)
Leases	—	—	(28)	(114)	(28)
Consumer	(87)	(75)	(32)	(198)	(290)
Total loans and leases charged off	(2,577)	(2,795)	(3,714)	(11,159)	(13,070)
Recoveries on loans charged-off:
Real estate mortgage	842	152	381	2,507	1,598
Real estate construction	1,140	179	14	1,654	49
Commercial	593	324	368	2,621	1,622
Consumer	17	15	58	74	137
Total recoveries on loans charged off	2,592	670	821	6,856	3,406
Net (charge-offs) recoveries	15	(2,125)	(2,893)	(4,303)	(9,664)
Negative provision for loan and lease losses	(325)	(570)	(350)	(1,355)	(9,750)
Allowance for loan losses on non-PCI loans and leases, end of period	$60,241	$60,551	$65,899	$60,241	$65,899

Annualized net charge-offs to average non-PCI loans and leases	(0.00)%	0.22%	0.38%	0.12%	0.33%

Allowance for loan losses on PCI loans, beginning of period	$23,235	$27,397	$30,704	$26,069	$31,275
Negative provision for credit losses	(1,338)	(4,167)	(4,333)	(4,210)	(819)
Net (charge-offs) recoveries	(104)	5	(302)	(66)	(4,387)
Allowance for loan losses on PCI loans, end of period	$21,793	$23,235	$26,069	$21,793	$26,069

Components of Provision (Negative Provision) for Credit Losses
Non-PCI loans and leases:
Allowance for loan and lease losses	$(325)	$(570)	$(350)	$(1,355)	$(9,750)
Reserve for unfunded commitments	325	570	350	1,355	(2,250)
Allowance for loan losses on PCI loans	(1,338)	(4,167)	(4,333)	(4,210)	(819)
Total negative provision for credit losses	$(1,338)	$(4,167)	$(4,333)	$(4,210)	$(12,819)

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	December 31, 2013		September 30, 2013		December 31, 2012
		% of		% of		% of
Deposit Category	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$2,318,446	44%	$2,328,688	43%	$1,939,212	41%
Interest checking deposits	620,622	12%	617,965	11%	513,389	11%
Money market deposits	1,458,910	28%	1,544,686	29%	1,282,513	28%
Savings deposits	218,638	4%	218,284	4%	153,680	3%
Total core deposits	4,616,616	88%	4,709,623	87%	3,888,794	83%
Time deposits under $100,000	225,360	4%	241,582	4%	274,622	6%
Time deposits of $100,000 and over	439,011	8%	481,939	9%	545,705	11%
Total time deposits	664,371	12%	723,521	13%	820,327	17%
Total deposits	$5,280,987	100%	$5,433,144	100%	$4,709,121	100%

PACWEST BANCORP AND SUBSIDIARIES

TIME DEPOSITS

(Unaudited)

	December 31, 2013
	Time	Time
	Deposits	Deposits	Total
	Under	$100,000	Time
Maturity	$100,000	or More	Deposits	Rate
	(Dollars in thousands)
Due in three months or less	$68,417	$154,233	$222,650	0.45%
Due in over three months through six months	48,227	84,196	132,423	0.52%
Due in over six months through twelve months	57,176	105,034	162,210	0.52%
Due in over 12 months through 24 months	17,200	36,419	53,619	0.82%
Due in over 24 months	34,340	59,129	93,469	0.81%
Total	$225,360	$439,011	$664,371	0.56%

PACWEST BANCORP AND SUBSIDIARIES

EARNINGS PER SHARE CALCULATIONS

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(In thousands, except per share data)
Basic Earnings Per Share:
Net earnings from continuing operations	$3,447	$24,140	$19,892	$45,477	$56,801
Less: earnings allocated to unvested restricted stock (1)	(280)	(786)	(678)	(1,096)	(1,845)
Net earnings from continuing operations allocated to common shares	3,167	23,354	19,214	44,381	54,956
Net earnings (loss) from discontinued operations allocated to common shares	(338)	23	—	(348)	—
Net earnings allocated to common shares	$2,829	$23,377	$19,214	$44,033	$54,956

Weighted-average basic shares and unvested restricted stock outstanding	46,069	46,091	37,420	42,506	37,370
Less: weighted-average unvested restricted stock outstanding	(1,743)	(1,795)	(1,704)	(1,683)	(1,686)
Weighted-average basic shares outstanding	44,326	44,296	35,716	40,823	35,684

Basic earnings per share:
Net earnings from continuing operations	$0.07	$0.53	$0.54	$1.09	$1.54
Net earnings from discontinued operations	(0.01)	—	—	(0.01)	—
Net earnings	$0.06	$0.53	$0.54	$1.08	$1.54

Diluted Earnings Per Share:
Net earnings from continuing operations allocated to common shares	$3,167	$23,354	$19,214	$44,381	$54,956
Net earnings (loss) from discontinued operations allocated to common shares	(338)	23	—	(348)	—
Net earnings allocated to common shares	$2,829	$23,377	$19,214	$44,033	$54,956

Weighted-average basic shares outstanding	44,326	44,296	35,716	40,823	35,684

Diluted earnings per share:
Net earnings from continuing operations	$0.07	$0.53	$0.54	$1.09	$1.54
Net earnings from discontinued operations	(0.01)	—	—	(0.01)	—
Net earnings	$0.06	$0.53	$0.54	$1.08	$1.54

(1) Represents cash dividends paid to holders of unvested restricted stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended			Year Ended
Adjusted Earnings From Continuing	December 31,	September 30,	December 31,	December 31,
Operations Before Income Taxes	2013	2013	2012	2013	2012
	(In thousands)

Earnings from continuing operations before income taxes	$12,582	$35,383	$32,468	$75,480	$93,496
Plus: Provision (negative provision) for credit losses	(1,338)	(4,167)	(4,333)	(4,210)	(12,819)
Accelerated vesting of restricted stock	12,420	—	—	12,420	—
Non-covered OREO expense, net	25	(88)	316	330	4,150
Covered OREO (income) expense, net	(594)	(332)	(461)	(1,833)	6,781
Other-than-temporary impairment loss on covered security	—	—	—	—	1,115
Acquisition and integration costs	4,253	5,450	1,092	28,392	4,089
Debt termination expense	—	—	—	—	22,598
Less: FDIC loss sharing expense, net	(10,593)	(7,032)	(6,022)	(26,172)	(10,070)
(Loss) gain on sale of securities	(272)	—	1,239	137	1,239
Acquisition-related securities gain	—	5,222	—	5,222	—
Adjusted earnings from continuing operations before income taxes	$38,213	$38,056	$33,865	$131,392	$128,241

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Adjusted Efficiency Ratio	2013	2013	2012	2013	2012
	(Dollars in thousands)
Noninterest expense	$66,088	$56,200	$43,525	$230,687	$211,662
Less: Accelerated vesting of restricted stock	12,420	—	—	12,420	—
Non-covered OREO expense (income), net	25	(88)	316	330	4,150
Covered OREO (income) expense, net	(594)	(332)	(461)	(1,833)	6,781
Acquisition and integration costs	4,253	5,450	1,092	28,392	4,089
Debt termination expense	—	—	—	—	22,598
Adjusted noninterest expense	$49,984	$51,170	$42,578	$191,378	$174,044

Net interest income	$81,258	$82,289	$69,603	$297,713	$276,467
Noninterest income (expense)	(3,926)	5,127	2,057	4,244	15,872
Net revenues	77,332	87,416	71,660	301,957	292,339
Less: FDIC loss sharing expense, net	(10,593)	(7,032)	(6,022)	(26,172)	(10,070)
(Loss) gain on sale of securities	(272)	—	1,239	137	1,239
Acquisition-related securities gain	—	5,222	—	5,222	—
Other-than-temporary impairment loss on covered security	—	—	—	—	(1,115)
Adjusted net revenues	$88,197	$89,226	$76,443	$322,770	$302,285

Base efficiency ratio (1)	85.5%	64.3%	60.7%	76.4%	72.4%
Adjusted efficiency ratio (2)	56.7%	57.3%	55.7%	59.3%	57.6%

(1)  Noninterest expense divided by net revenues.

(2)  Adjusted noninterest expense divided by adjusted net revenues.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

Adjusted Allowance for Credit Losses to	December 31,	September 30,	December 31,
Loans and Leases (Excludes PCI Loans)	2013	2013	2012
	(Dollars in thousands)

Allowance for credit losses	$67,816	$67,801	$72,119
Less: Allowance related to acquired loans and leases	607	691	1,046
Adjusted allowance for credit losses	$67,209	$67,110	$71,073

Gross loans and leases	$3,930,539	$3,951,555	$3,074,947
Less: Carrying value of acquired Non-PCI loans and leases	1,060,172	1,186,252	298,456
Adjusted loans and leases	$2,870,367	$2,765,303	$2,776,491

Allowance for credit losses to loans and leases (1)	1.73%	1.72%	2.35%
Adjusted allowance for credit losses to loans and leases (2)	2.34%	2.43%	2.56%

(1) Allowance for credit losses divided by gross loans and leases.

(2) Adjusted allowance for credit losses divided by adjusted loans and leases.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Return on Average Tangible Equity	2013	2013	2012	2013	2012
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Net earnings	$3,109	$24,163	$19,892	$45,115	$56,801

Average stockholders’ equity	$818,935	$797,725	$585,525	$718,920	$567,342
Less: Average intangible assets	233,628	228,947	94,604	172,096	84,545
Average tangible common equity	$585,307	$568,778	$490,921	$546,824	$482,797

Annualized return on average equity (1)	1.51%	12.02%	13.51%	6.28%	10.01%
Annualized return on average tangible equity (2)	2.11%	16.85%	16.12%	8.25%	11.76%

(1) Annualized net earnings divided by average stockholders’ equity.

(2) Annualized net earnings divided by average tangible common equity.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	December 31,	September 30,	December 31,
Tangible Common Equity Ratio	2013	2013	2012
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity	$809,093	$816,289	$589,121
Less: Intangible assets	225,991	234,540	94,589
Tangible common equity	$583,102	$581,749	$494,532

Total assets	$6,533,363	$6,616,855	$5,463,658
Less: Intangible assets	225,991	234,540	94,589
Tangible assets	$6,307,372	$6,382,315	$5,369,069

Equity to assets ratio	12.38%	12.34%	10.78%
Tangible common equity ratio (1)	9.24%	9.12%	9.21%

Book value per share	$17.66	$17.71	$15.74
Tangible book value per share (2)	$12.73	$12.62	$13.22
Shares outstanding	45,822,834	46,090,742	37,420,909

Pacific Western Bank:
Stockholders’ equity	$911,200	$906,029	$649,656
Less: Intangible assets	225,991	234,540	94,589
Tangible common equity	$685,209	$671,489	$555,067

Total assets	$6,523,742	$6,607,926	$5,443,484
Less: Intangible assets	225,991	234,540	94,589
Tangible assets	$6,297,751	$6,373,386	$5,348,895

Equity to assets ratio	13.97%	13.71%	11.93%
Tangible common equity ratio (1)	10.88%	10.54%	10.38%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by shares outstanding.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021